EXHIBIT 99.2

TherMatrx, Inc.
Balance Sheet
(In thousands, except share and per share data)
(Unaudited)

	June 30, 2004	September 30, 2003
Assets
Current assets
Cash and cash equivalents	$273	$660
Short term investments	3,761	10
Accounts receivable, net	3,092	2,238
Inventories, net	2,542	3,486
Other current assets	174	154

Total current assets	9,842	6,548
Property, plant and equipment, net	222	319
Intangibles, net	1,850	2,017
Investment in technology and other assets	18	44

Total assets	$11,932	$8,928

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$247	$325
Other accrued expenses	1,217	912
Deferred revenue and customer deposits	826	964

Total current liabilities	2,290	2,201
Long-term liabilities	—	550
Stockholders’ equity
Common stock, par value $.001 per share; authorized 14,000,000 shares; issued and outstanding: 3,225,321 shares	6,553	6,101
Preferred stock, par value $.001 per share; authorized 6,000,000 shares; issued and outstanding: 5,175,000 shares	6,500	6,500
Retained earnings	(3,411)	(6,424)

Total stockholders’ equity	9,642	6,177

Total liabilities and stockholders’ equity	$11,932	$8,928

The accompanying notes are an integral part of the financial statements.

TherMatrx, Inc.
Statements of Income and Retained Earnings
(In thousands)
(Unaudited)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Net sales	$4,789	$3,110	$12,940	$10,186
Cost of sales	880	808	3,035	2,860

Gross profit	3,909	2,302	9,905	7,326
Operating expenses
Marketing and selling	1,657	1,372	4,814	4,266
Research and development	148	322	377	815
General and administrative	735	516	2,078	1,779
Total operating expenses	2,540	2,210	7,269	6,860

Operating income	1,369	92	2,636	466
Other income (expense)
Interest income	7	0	11	—
Interest expense	0	(5)	—	(2)
Other income (expense)	412	(3)	340	(29)

Total other income (expense)	419	(8)	351	(31)
Income before income taxes	1,788	84	2,987	435
Provision for income taxes	0	0	0	0

Net income	$1,788	$84	$2,987	$435

Retained earnings, beginning of period	($5,199)	($7,599)	($6,398)	($7,950)

Retained earnings, end of period	$(3,411)	$(7,515)	$(3,411)	$(7,515)

The accompanying notes are an integral part of the financial statements.

TherMatrx, Inc.
Statements of Cash Flow
(In thousands)
(Unaudited)

	Nine Month Period	Nine Month Period
	Ended	Ended
	June 30, 2004	June 30, 2003
Cash flows from operating activities
Net income	$2,987	$435
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	277	254
Changes in operating assets and liabilities
Accounts receivable	(2,018)	(280)
Inventories	1,031	(1,515)
Accounts payable and accrued expenses	766	278
Other assets	(117)	(85)

Net cash provided by operating activities	2,926	(913)
Cash flows from investing activities
Purchase of property, plant and equipment	(14)	(120)
Purchase of investments	(3,751)	(10)

Net cash used in investing activities	(3,765)	(130)
Cash flows from financing activities
Issuance of common stock	452	—
Proceeds on line of credit	—	500

Net cash provided by (used in) financing activities	452	500
Net increase (decrease) in cash and cash equivalents	(387)	(543)
Cash and cash equivalents at beginning of period	660	1,203

Cash and cash equivalents at end of period	$273	$660

The accompanying notes are an integral part of the financial statements.

TherMatrx, Inc.
Notes to Financial Statements
Periods Ended June 30, 2004 and June 30, 2003
(Unaudited)

NOTE 1 — ORGANIZATION AND OPERATION

TherMatrx, Inc. was incorporated in the state of Delaware on November 13, 1997. TherMatrx is marketing a new medical device to treat Benign Prostatic Hyperplasia (BPH), which is a non-cancerous enlargement of the prostate gland. TherMatrx is doing business throughout the United States.

The financial statements included in this Form 8-K/A have been prepared by TherMatrx, Inc., without audit. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to these rules and regulations. The year-end balance sheet was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. These unaudited interim financial statements should be read in conjunction with the TherMatrx financial statements and related notes included elsewhere in this Form 8-K/A.

These statements reflect, in management’s opinion, all adjustments (which include only normal, recurring adjustments) necessary for a fair presentation of the financial position and the results of operations and cash flows for the periods presented. The results of operations for any interim period may not be indicative of results for the full year.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Revenue is generally recognized when products are shipped. For equipment shipped to a customer for evaluation, revenue is recognized when the customer signs a contract to purchase the equipment that has been delivered.

The company recognizes revenue when legal title to the good passes to its customers. The company reports sales net of estimated returns and discounts. Revenues from equipment sales are generally recognized when the equipment has been shipped and installed. Certain equipment sales occur under a contract, which includes combined pricing on both the equipment and consumable products. In these cases, a portion of revenue and related cost on the equipment in the contract is recognized as consumable products are shipped over the life of the contract.

NOTE 3 — OTHER INFORMATION

A non-recurring credit of $538,000 was realized by TherMatrx, Inc. in the quarter ended June 30, 2004 as part of a patent license fee related to its medical device product.